Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: April 18, 2012

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Record Quarterly Earnings

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the three-month period ended March 31, 2012.

SUMMARY:
•
First quarter 2012 net income was $4.6 million or $.88 diluted earnings per share, a 79% increase in diluted earnings per share compared to the same period in 2011 and a 29% increase compared to the most recent linked quarter.  In addition, this represents the highest quarterly net income and diluted earnings per share in the Company’s history.

•	Total loans increased $5.4 million during the quarter and $179.0 million over the previous twelve months to $988.6 million at March 31, 2012.
•	Net interest income, after provisions for loan losses, for the first three months of 2012 was $12.6 million compared with $9.5 million for the same period in the prior year.
•	The provision for loan losses decreased to $559,000 for the first three months of 2012 compared to $1.5 million for the same period in 2011 and $838,000 for the most recent linked quarter.
•	Net charge-offs for the first three months of 2012 were $29,000 compared to $1.5 million for the same period in 2011 and $1.1 million for the most recent linked quarter.
•	Return on average assets was 1.23% for the first quarter of 2012.
•	Return on average common equity was 15.90% for the first quarter of 2012.
•	Announced the definitive agreement to acquire Heartland Bancshares, Inc (“Heartland”) based in Franklin, Indiana.
•	The Company increased its quarterly cash dividend in the first quarter of 2012 to $.13 and paid its 105th consecutive quarterly dividend to shareholders.
•	Horizon’s tangible book value per share rose to $21.35 compared with $18.11 at March 31, 2011.
•	Horizon Bank’s capital ratios, including Tier 1 Capital to total risk weighted assets of 11.77% as of March 31, 2012, continue to be well above the regulatory standards for well-capitalized banks.

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Pg. 2 cont. Horizon Bancorp Announces Record Quarterly Earnings

Craig M. Dwight, President and CEO, stated: “Our employees’ commitment to delivering superior service and financial solutions led to significant growth in commercial and consumer lending and deposit relationships, which drove year-over-year increases in many key areas. Horizon built market share in its served markets, and we were very pleased with the performance of our newest location in Kalamazoo County, Michigan.”

“A sharp reduction in loan loss reserves and ongoing expense management enabled Horizon to flow more revenue to the bottom line, resulting in our best quarterly performance in Horizon’s 139 year history.  Although the general economy is far from robust, we have seen positive signs that economic activity is stronger than in the past several years.”

Mr. Dwight noted the Bank continues to build core deposits to help maintain a low cost of funding. Non-interest bearing deposits increased to $138.6 million at March 31, 2012 compared with $111.2 million in first quarter 2011, which Mr. Dwight explained reflects a growth in the number of banking relationships with small businesses. Interest bearing transaction accounts rose to $641.1 million in the first quarter 2012 compared with $538.1 million at December 31, 2011 and $531.3 million at March 31, 2011. Time deposits declined as the Bank reduced higher priced deposits and didn’t aggressively replace them in the continuing low-interest rate environment.

“We experienced balanced performance and gains in our five key business lines, with particularly strong year-over-year increases in mortgage warehouse lending and originated mortgage loans,” explained Mr. Dwight. “We grew lending and deposit market share in our established markets, and we were very pleased with the contributions from newer markets.”

“We hope to replicate our culture of performance and service in additional markets, which is one of the key reasons for pursuing our strategic merger with Heartland. The preliminary acquisition-related processes are proceeding smoothly, with both sides working well together to coordinate employee communication, analyze operational and technological integration and other activities.” The acquisition is still subject to regulatory approval and approval by the Heartland shareholders.

“Horizon is committed to enhancing shareholder value by utilizing our earnings both for growth and returning a portion of earnings to shareholders as a cash dividend. Our Board of Directors believes this represents a prudent and balanced approach to rewarding shareholders for their support and pursuing our goal of becoming a $3 billion asset company in the next few years. This is evidenced by Horizon’s recent acquisition announcement and its increase in the quarterly dividend during the first quarter from 12 cents to 13 cents per share.”

Performance Highlights

Net income for the first quarter of 2012 was $4.6 million or $.88 diluted earnings per share, up 79% compared to $2.8 million or $.49 diluted earnings per share in the first quarter of 2011.  This represents the highest level of net income for a single quarter in the Company’s 138-year history.

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Pg. 3 cont. Horizon Bancorp Announces Record Quarterly Earnings

The net interest margin was 3.87% in the first quarter of 2012 up from 3.57% for the three-month period ending March 31, 2011 but down 8 basis points (Or 0.08%) from the three months ending December 31, 2011.  This decrease from the fourth quarter of 2011 primarily reflected a decrease in the yield on interest-earning assets greater than the decrease in the rates paid on interest-bearing liabilities.

Residential mortgage loan activity during the first quarter of 2012 generated $2.3 million in income from the gain on sale of mortgage loans; an increase of $1.7 million from the same period in 2011 and a decrease of $189,000 from the fourth quarter of 2011.

Mr. Dwight stated, “Since first quarter 2011, we increased our mortgage loan origination team to 28 individuals from 22, and the team’s strong performance was reflected in originations and gains on sale of loans. In the current low-interest rate environment, the Bank primarily retains adjustable rate mortgages and sells long-term fixed-rate loans to the secondary market.”

Lending Activity

Total loans increased by $5.4 million from $983.2 million at December 31, 2011 to $988.6 million at March 31, 2012.  Mortgage warehouse loans increased by $4.9 million and consumer loans increased by $4.0 million.  Commercial loans decreased by $1.9 million and residential mortgage loans decreased by $1.6 million.

The provision for loan losses was $559,000 for the first quarter of 2012, which was approximately $1.0 million less than the provision for the same period of the prior year and $279,000 less than the previous quarter.  The lower provision for loan losses was primarily related to a decrease in charged off loans and $332,000 in commercial loan recoveries.

The ratio of allowance for loan losses to total loans increased to 1.94% as of March 31, 2012 from 1.89% as of December 31, 2011.  The increase in the ratio was primarily due to additional specific reserves placed on non-performing loans.

“We feel the overall trend of reduced provision for loan loss reserve expense will continue,” explained Mr. Dwight. “We believe our residential, commercial and consumer loan portfolios are markedly stronger than any time in the past four years. Although we added three commercial accounts to non-performing assets, we also placed several back on accrual as the loans were brought current, an encouraging indication of economic improvement. Delinquencies are down compared with both year-end 2011 and first quarter 2011, which we interpret as positive indicators of economic improvement and our ability to manage risk and credit quality.”

Non-performing loans totaled $21.1 million on March 31, 2012, down from $22.1 million on March 31, 2011, and up from $20.1 million on December 31, 2011.  As a percentage of total loans, non-performing loans were 2.11% on March 31, 2012, down from 2.71% on March 31, 2011, and up slightly from 2.02% on December 31, 2011.

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Pg. 4 cont. Horizon Bancorp Announces Record Quarterly Earnings

The increase of non-performing loans in the first quarter of 2012 from the prior quarter was primarily due to an increase of non-performing commercial loans from $8.0 million on December 31, 2011 to $9.0 million on March 31, 2012.  Non-performing mortgage loans increased from $8.5 million on December 31, 2011 to $8.7 million on March 31, 2012.  Non-performing consumer loans declined from $3.7 million on December 31, 2011 to $3.4 million on March 31, 2012.

Non-accrual loans, excluding non-accrual troubled debt resturcturings, were $15.5 million on March 31, 2012, up from $14.4 million on December 31, 2011, but down from $17.4 million on March 31, 2011.  Loans 90 days delinquent but still on accrual totaled $28,000 on March 31, 2012, down from $37,000 on December 31, 2011, and $57,000 on March 31, 2011.  Loans 30 to 89 days delinquent declined to $2.93 million in first quarter 2012 compared with $3.28 million at December 31, 2011 and $6.95 million at March 31, 2011. At .30% of total loans, this represents the lowest levels of loans 30-89 days delinquent since 2007.

Other Real Estate Owned (OREO) totaled $803,000 on March 31, 2012, down significantly from $2.8 million on December 31, 2011, and $2.3 million on March 31, 2011.  During the quarter 15 properties with a book value of $2.1 million as of December 31, 2011 were sold.  Only one property with a book value of $107,000 was transferred into OREO.  No write downs on OREO occurred during the quarter.

Expense Management

Total non-interest expenses were $902,000 higher in the first quarter of 2012 compared to the first quarter of 2011 and $1.9 million lower compared to the three months ending December 31, 2011.  Salaries and employee benefits increased $602,000 compared to the same quarter in 2011 and was approximately the same as the three months ending December 31, 2011.  This increase over the previous year is primarily the result of annual merit pay increases, increase in employee benefits costs and commission and bonus expense for the first quarter results in 2012.  Loan expense and other losses were down $608,000 and $1 million, respectively, for the three months ending March 31, 2012 compared the three months ending December 31, 2011.  This was primarily due to less credit and OREO related costs.  Included in the first quarter of 2012’s non-interest expense was $168,000 of transaction expenses related to the transaction with Heartland.

“It’s important to note that we continue to invest in quality people and maintain a very disciplined results-oriented corporate culture that compensates superior performance,” explained Mr. Dwight. “We attempt to capitalize on every opportunity to reduce costs related to facilities, equipment and technology and focus on improvements to productivity.  We believe our ability to cost-effectively deliver superior products and service has contributed to Horizon’s earnings growth.”

Other Items

Horizon opened a full service branch in Portage, Michigan on March 5, 2012.  This new location relocates the existing loan production office that has been located in Portage, Michigan and will serve the Kalamazoo and Portage markets.  Horizon also opened its third full service branch in Valparaiso, Indiana on April 16, 2012.  This branch will expand services on south side of Valparaiso.

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Pg. 5 cont. Horizon Bancorp Announces Record Quarterly Earnings

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern and Central Indiana and Southwest Michigan through its commercial banking subsidiary Horizon Bank, NA.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon. For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Contact:                 Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280
#  #  #

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2012	2011	2011	2011	2011
Balance sheet:
Total assets	$1,546,831	$1,547,162	$1,490,810	$1,413,737	$1,382,390
Investment securities	440,601	438,145	441,334	460,449	445,988
Commercial loans	350,463	352,376	345,366	338,439	335,758
Mortgage warehouse loans	213,152	208,299	151,111	75,057	49,034
Residential mortgage loans	155,550	157,141	165,429	163,803	164,240
Consumer loans	269,388	265,377	263,934	261,971	260,525
Earning assets	1,451,746	1,447,818	1,391,864	1,316,452	1,274,171
Non-interest bearing deposit accounts	138,618	130,673	121,483	113,747	111,155
Interest bearing transaction accounts	641,128	538,083	551,597	567,456	531,250
Time deposits	284,875	341,109	316,669	339,073	359,004
Borrowings	310,889	370,111	336,095	230,141	224,358
Subordinated debentures	30,699	30,676	30,653	30,630	30,607
Common stockholders' equity	113,738	108,965	106,180	103,206	97,802
Total stockholders’ equity	126,238	121,465	118,680	121,507	116,060

Income statement:	Three months ended
Net interest income	$13,198	$13,592	$11,991	$11,463	$11,067
Provision for loan losses	559	838	1,564	1,332	1,548
Other income	5,142	4,999	6,538	4,448	4,314
Other expenses	11,160	13,089	12,313	10,487	10,258
Income tax expense	2,008	1,142	1,235	999	810
Net income	4,613	3,522	3,417	3,093	2,765
Preferred stock dividend	(156)	(63)	(710)	(277)	(276)
Net income available to common shareholders	$4,457	$3,459	$2,707	$2,816	$2,489

Per share data:
Basic earnings per share	$0.90	$0.70	$0.55	$0.57	$0.51
Diluted earnings per share	0.88	0.68	0.53	0.55	0.49
Cash dividends declared per common share	0.13	0.12	0.12	0.11	0.11
Book value per common share	22.99	22.02	21.47	20.88	19.84
Tangible book value per common share	21.35	20.37	19.79	19.17	18.11
Market value - high	18.50	17.95	18.90	18.61	19.46
Market value - low	$17.29	$16.23	$17.31	$17.67	$17.47
Weighted average shares outstanding - Basic	4,948,573	4,947,696	4,942,695	4,937,750	4,924,715
Weighted average shares outstanding - Diluted	5,073,710	5,050,701	5,064,380	5,065,454	5,074,763

Key ratios:
Return on average assets	1.23%	0.93%	0.96%	0.89%	0.80%
Return on average common stockholders' equity	15.90	12.74	10.14	11.25	10.55
Net interest margin	3.87	3.95	3.76	3.67	3.57
Loan loss reserve to total loans	1.94	1.89	2.04	2.20	2.34
Non-performing loans to loans	2.11	2.02	2.52	2.44	2.71
Average equity to average assets	8.33	7.96	8.60	8.51	8.14
Bank only capital ratios:
Tier 1 capital to average assets	8.54	8.50	8.89	9.03	8.81
Tier 1 capital to risk weighted assets	11.77	11.86	12.33	13.62	13.79
Total capital to risk weighted assets	13.03	13.12	13.58	14.88	15.05

Loan data:
30 to 89 days delinquent	$2,932	$3,282	$4,240	$4,903	$6,948
90 days and greater delinquent - accruing interest	$28	$37	$97	$55	$57
Trouble debt restructures - accruing interest	3,188	3,540	4,042	4,227	4,014
Trouble debt restructures - non-accrual	2,439	2,198	1,673	1,912	682
Non-accrual loans	15,451	14,368	17,799	14,430	17,359
Total non-performing loans	$21,106	$20,143	$23,611	$20,624	$22,112

HORIZON BANCORP
Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2012	2011	2011	2011	2011

Commercial	$8,435	$8,017	$8,151	$7,078	$8,609
Real estate	3,025	2,472	2,457	1,710	2,357
Mortgage warehousing	1,694	1,695	1,477	1,516	1,421
Consumer	6,258	6,698	7,025	8,282	6,703
Unallocated	-	-	-	-	-
Total	$19,412	$18,882	$19,110	$18,586	$19,090

Net Charge-offs
(Dollars in Thousands, Unaudited)

	Three months ended
	March 31	December 31	September 30	June 30	March 31
	2012	2011	2011	2011	2011

Commercial	$(332)	$111	$269	$366	$59
Real estate	59	118	86	659	82
Mortgage warehousing	-	-	-	-	-
Consumer	302	837	685	811	1,380
Total	$29	$1,066	$1,040	$1,836	$1,521

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2012	2011	2011	2011	2011

Commercial	$9,035	$7,958	$12,094	$9,613	$9,428
Real estate	8,669	8,496	7,201	6,983	8,744
Mortgage warehousing	-	-	-	-	-
Consumer	3,402	3,689	4,316	4,028	3,940
Total	$21,106	$20,143	$23,611	$20,624	$22,112

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2012	2011	2011	2011	2011

Commercial	$94	$1,092	$1,087	$1,414	$1,443
Real estate	709	1,708	2,478	2,679	839
Mortgage warehousing	-	-	-	-	-
Consumer	86	49	90	16	8
Total	$889	$2,849	$3,655	$4,109	$2,290

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2012			March 31, 2011
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Interest-earning assets
Federal funds sold	$4,782	$3	0.25%	$63,220	$39	0.25%
Interest-earning deposits	1,971	1	0.20%	3,180	1	0.13%
Investment securities - taxable	344,144	2,310	2.70%	301,613	2,460	3.31%
Investment securities - non-taxable (1)(2)	107,892	980	5.07%	114,294	1,043	5.07%
Loans receivable (2)(3)(4)	952,236	13,532	5.72%	820,388	11,888	5.88%
Total interest-earning assets (1)	1,411,025	16,826	4.91%	1,302,695	15,431	4.93%

Noninterest-earning assets
Cash and due from banks	15,785			14,596
Allowance for loan losses	(19,427)			(19,062)
Other assets	96,543			100,475

	$1,503,926			$1,398,704

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$909,314	$1,639	0.72%	$903,487	$2,337	1.05%
Borrowings	292,616	1,519	2.09%	227,472	1,577	2.81%
Subordinated debentures	31,446	470	6.01%	34,946	450	5.22%
Total interest-bearing liabilities	1,233,376	3,628	1.18%	1,165,905	4,364	1.52%

Noninterest-bearing liabilities
Demand deposits	131,778			109,543
Accrued interest payable and other liabilities	13,510			9,382
Shareholders' equity	125,262			113,874

	$1,503,926			$1,398,704

Net interest income/spread		$13,198	3.73%		$11,067	3.41%

Net interest income as a percent of average interest earning assets (1)			3.87%			3.57%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)	Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loans fees.
(4)	Loan fees and late fees included in interest on loans.

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	March 31	December 31
	2012	2011
	(Unaudited)
Assets
Cash and due from banks	$19,049	$20,447
Investment securities, available for sale	433,501	431,045
Investment securities, held to maturity	7,100	7,100
Loans held for sale	10,202	14,090
Loans, net of allowance for loan losses of $19,412 and $18,882	969,141	964,311
Premises and equipment	35,775	34,665
Federal Reserve and Federal Home Loan Bank stock	12,390	12,390
Goodwill	5,910	5,910
Other intangible assets	2,182	2,292
Interest receivable	6,798	6,671
Cash value life insurance	30,415	30,190
Other assets	14,368	18,051
Total assets	$1,546,831	$1,547,162

Liabilities
Deposits
Non-interest bearing	$138,618	$130,673
Interest bearing	926,003	879,192
Total deposits	1,064,621	1,009,865
Borrowings	310,889	370,111
Subordinated debentures	30,699	30,676
Interest payable	555	596
Other liabilities	13,829	14,449
Total liabilities	1,420,593	1,425,697

Commitments and contingent liabilities
Stockholders’ Equity
Preferred stock, $.01 par value, $1,000 liquidation value
Authorized, 1,000,000 Series B shares
Issued 12,500 and 12,500 shares	12,500	12,500
Common stock, $.3333 stated value
Authorized, 22,500,000 shares
Issued, 4,994,017 and 4,967,196 shares	1,126	1,126
Additional paid-in capital	10,641	10,610
Retained earnings	93,198	89,387
Accumulated other comprehensive income	8,773	7,842
Total stockholders’ equity	126,238	121,465
Total liabilities and stockholders’ equity	$1,546,831	$1,547,162

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended March 31
	2012	2011
	(Unaudited)	(Unaudited)
Interest Income
Loans receivable	$13,532	$11,888
Investment securities
Taxable	2,314	2,500
Tax exempt	980	1,043
Total interest income	16,826	15,431
Interest Expense
Deposits	1,639	2,337
Borrowed funds	1,519	1,577
Subordinated debentures	470	450
Total interest expense	3,628	4,364
Net Interest Income	13,198	11,067
Provision for loan losses	559	1,548
Net Interest Income after Provision for Loan Losses	12,639	9,519
Other Income
Service charges on deposit accounts	712	795
Wire transfer fees	182	108
Interchange fees	628	545
Fiduciary activities	975	963
Gain on sale of securities	-	274
Gain on sale of mortgage loans	2,274	533
Mortgage servicing income net of impairment	90	764
Increase in cash surrender value of bank owned life insurance	225	205
Other income	56	127
Total other income	5,142	4,314
Other Expenses
Salaries and employee benefits	5,963	5,361
Net occupancy expenses	1,054	1,081
Data processing	526	407
Professional fees	534	349
Outside services and consultants	471	381
Loan expense	702	762
FDIC insurance expense	257	387
Other losses	30	31
Other expenses	1,623	1,499
Total other expenses	11,160	10,258
Income Before Income Tax	6,621	3,575
Income tax expense	2,008	810
Net Income	4,613	2,765
Preferred stock dividend and discount accretion	(156)	(276)
Net Income Available to Common Shareholders	$4,457	$2,489
Basic Earnings Per Share	$0.90	$0.51
Diluted Earnings Per Share	0.88	0.49